UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
April 19, 2011
THE GOLDMAN SACHS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	No. 001-14965	No. 13-4019460

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 West Street New York, New York	10282

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 902-1000
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.
On April 19, 2011, The Goldman Sachs Group, Inc. (Group Inc. and, together with its consolidated subsidiaries, the firm) reported its earnings for its first quarter ended March 31, 2011. A copy of Group Inc.’s press release containing this information is being furnished as Exhibit 99.1 to this Report on Form 8-K and is incorporated herein by reference.
The information furnished pursuant to this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the Exchange Act) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of Group Inc. under the Securities Act of 1933 or the Exchange Act.

Item 8.01	Other Events.
On April 19, 2011, Group Inc. reported net revenues of $11.89 billion and net earnings of $2.74 billion for the first quarter ended March 31, 2011. Diluted earnings per common share were $1.56 compared with $5.59 for the first quarter of 2010 and $3.79 for the fourth quarter of 2010. Annualized return on average common shareholders’ equity (ROE) (1) was 12.2% for the first quarter of 2011.
Excluding the preferred dividend of $1.64 billion related to the redemption of the firm’s Series G Preferred Stock, diluted earnings per common share were $4.38 (2) and annualized ROE was 14.5% (2) for the first quarter of 2011.
Net Revenues
Investment Banking
Net revenues in Investment Banking were $1.27 billion, 5% higher than the first quarter of 2010 and 16% lower than the fourth quarter of 2010. Net revenues in Financial Advisory were $357 million, 23% lower than the first quarter of 2010. Net revenues in the firm’s Underwriting business were $912 million, 23% higher than the first quarter of 2010, due to strong net revenues in debt underwriting, which were significantly higher compared with the first quarter of 2010, as well as higher net revenues in equity underwriting. The increase in both debt and equity underwriting primarily reflected an increase in client activity. The firm’s investment banking transaction backlog increased compared with the end of 2010. (3)
Institutional Client Services
Net revenues in Institutional Client Services were $6.65 billion, 22% lower than a strong first quarter of 2010 and 83% higher than the fourth quarter of 2010.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $4.33 billion, 28% lower than a particularly strong first quarter of 2010. Client activity levels improved during the first quarter of 2011, resulting in solid performances in credit products, interest rate products, currencies and mortgages, although net revenues in each were lower compared with the first quarter of 2010. Net revenues in commodities were also solid and were higher compared with the same prior year period.
Net revenues in Equities were $2.32 billion, 7% lower than the first quarter of 2010, reflecting lower net revenues in equities client execution. The decline in equities client execution compared with the first quarter of 2010 reflected lower net revenues in derivatives and shares. This decrease was partially offset by higher commissions and fees, reflecting higher transaction volumes. Securities services net revenues were essentially unchanged compared with the first quarter of 2010. During the first quarter of 2011, Equities operated in an environment generally characterized by an increase in global equity prices and slightly lower average volatility levels.
Investing & Lending
Net revenues in Investing & Lending were $2.71 billion for the first quarter of 2011. These results generally reflected an increase in global equity prices and favorable credit markets during the quarter. Results for the first quarter of 2011 primarily included a gain of $316 million from the firm’s investment in the ordinary shares of Industrial and Commercial Bank of China Limited (ICBC), net gains of $1.05 billion from equity securities (excluding ICBC), and net gains and net interest of $1.02 billion from debt securities and loans.
Investment Management
Net revenues in Investment Management were $1.27 billion, 16% higher than the first quarter of 2010 and 16% lower than the fourth quarter of 2010. The increase in net revenues compared with the first quarter of 2010 was primarily due to an increase in management and other fees, reflecting favorable changes in the mix of assets under management, as well as higher incentive fees. Assets under management were $840 billion as of March 31, 2011, unchanged compared with the end of 2010, reflecting net market appreciation of $12 billion, offset by net outflows in money market and fixed income assets of $12 billion.
Expenses
Operating expenses were $7.85 billion, 3% higher than the first quarter of 2010 and 52% higher than the fourth quarter of 2010.
Compensation and Benefits
The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as benefits) was $5.23 billion for the first quarter of 2011, a 5% decline compared with the first quarter of 2010. The ratio of compensation and benefits to net revenues for the first quarter of 2011 was 44.0%.

Non-Compensation Expenses
Non-compensation expenses were $2.62 billion, 23% higher than the first quarter of 2010 and 14% lower than the fourth quarter of 2010. The increase compared with the first quarter of 2010 reflected the impact of impairment charges of approximately $220 million related to assets classified as held for sale during the first quarter of 2011, primarily related to Litton Loan Servicing LP, the firm’s residential mortgage servicing subsidiary. The remainder of the increase compared with the first quarter of 2010 generally reflected increased levels of business activity, including higher operating expenses related to the firm’s consolidated entities held for investment purposes. The first quarter of 2011 also included net provisions for litigation and regulatory proceedings of $24 million.
Provision for Taxes
The effective income tax rate for the first quarter of 2011 was 32.3%. (4)
Capital
As of March 31, 2011, total capital was $246.26 billion, consisting of $72.47 billion in total shareholders’ equity (common shareholders’ equity of $69.37 billion and preferred stock of $3.10 billion) and $173.79 billion in unsecured long-term borrowings. Book value per common share was $129.40 and tangible book value per common share (5) was $119.63, both slightly higher compared with the end of 2010. Book value and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 536.1 million at period end.
During the quarter, the firm gave notice of redemption for the 50,000 shares of the firm’s 10% Cumulative Perpetual Series G Preferred Stock. The redemption date was April 18, 2011. The redemption included a preferred dividend of $1.64 billion, which was included in the firm’s results for the first quarter of 2011. The redemption also resulted in the acceleration of $24 million of preferred dividends related to the period from April 1, 2011 to the redemption date, which was included in the firm’s results for the first quarter of 2011. Excluding the preferred dividend of $1.64 billion, both book value per common share and tangible book value per common share (5) increased approximately 3% (5) compared with the end of 2010.
In keeping with the firm’s long-standing policy of repurchasing shares to offset increases in share count over time resulting from employee share-based compensation, the firm repurchased 9.0 million shares of its common stock at an average cost per share of $163.22, for a total cost of $1.47 billion during the quarter.

Under the regulatory capital guidelines currently applicable to bank holding companies (Basel 1), the firm’s Tier 1 capital ratio (6) was 14.6% as of March 31, 2011, compared with 16.0% as of December 31, 2010. Substantially all of the decrease in the firm’s Tier 1 capital ratio reflected the impact of the redemption of the firm’s Series G Preferred Stock. The firm’s Tier 1 common ratio (7) was 12.8% as of March 31, 2011, compared with 13.3% as of December 31, 2010.
Other Balance Sheet and Liquidity Metrics
•	Total assets (8) were $933 billion as of March 31, 2011, compared with $911 billion as of December 31, 2010.
•	Level 3 assets (8) were $46 billion as of March 31, 2011 (compared with $45 billion as of December 31, 2010) and represented 4.9% of total assets.
•
The firm’s global core excess liquidity (9) was $171 billion as of March 31, 2011 and averaged $168 billion for the first quarter of 2011, compared with an average of $170 billion for the fourth quarter of 2010.

Dividends
Group Inc. declared a dividend of $0.35 per common share to be paid on June 29, 2011 to common shareholders of record on June 1, 2011. The firm also declared dividends of $231.77, $387.50, $247.22 and $247.22 per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively (represented by depositary shares, each representing a 1/1,000th interest in a share of preferred stock), to be paid on May 10, 2011 to preferred shareholders of record on April 25, 2011.

Cautionary Note Regarding Forward-Looking Statements
This Report on Form 8-K contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
Certain of the information regarding the firm’s capital ratios, risk-weighted assets, total assets, level 3 assets and global core excess liquidity consist of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SEGMENT NET REVENUES
(UNAUDITED)
$ in millions

	Three Months Ended			% Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
	2011	2010	2010	2010	2010
Investment Banking
Financial Advisory	$357	$628	$464	(43)%	(23)%

Equity underwriting	426	555	372	(23)	15
Debt underwriting	486	324	367	50	32

Total Underwriting	912	879	739	4	23

Total Investment Banking	1,269	1,507	1,203	(16)	5

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	4,325	1,636	6,017	164	(28)

Equities client execution	979	772	1,287	27	(24)
Commissions and fees	971	863	844	13	15
Securities services	372	368	359	1	4

Total Equities	2,322	2,003	2,490	16	(7)

Total Institutional Client Services	6,647	3,639	8,507	83	(22)

Investing & Lending
ICBC	316	55	(222)	N.M.	N.M.
Equity securities (excluding ICBC)	1,054	1,066	847	(1)	24
Debt securities and loans	1,024	537	1,130	91	(9)
Other (10)	311	330	215	(6)	45

Total Investing & Lending	2,705	1,988	1,970	36	37

Investment Management
Management and other fees	1,048	1,057	932	(1)	12
Incentive fees	74	310	26	(76)	185
Transaction revenues	151	141	137	7	10

Total Investment Management	1,273	1,508	1,095	(16)	16

Total net revenues	$11,894	$8,642	$12,775	38	(7)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
In millions, except per share amounts and total staff

	Three Months Ended			% Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
	2011	2010	2010	2010	2010
Revenues
Investment banking	$1,269	$1,507	$1,203	(16)%	5%
Investment management	1,174	1,415	1,008	(17)	16
Commissions and fees	1,019	904	880	13	16
Market making	4,462	1,594	6,385	180	(30)
Other principal transactions	2,612	1,884	1,881	39	39

Total non-interest revenues	10,536	7,304	11,357	44	(7)

Interest income	3,107	3,069	3,001	1	4
Interest expense	1,749	1,731	1,583	1	10

Net interest income	1,358	1,338	1,418	1	(4)

Net revenues, including net interest income	11,894	8,642	12,775	38	(7)

Operating expenses
Compensation and benefits	5,233	2,253	5,493	132	(5)

U.K. bank payroll tax	—	(135)	—	N.M.	—

Brokerage, clearing, exchange and distribution fees	620	578	562	7	10
Market development	179	175	110	2	63
Communications and technology	198	204	176	(3)	13
Depreciation and amortization	590	725	372	(19)	59
Occupancy	267	259	256	3	4
Professional fees	233	262	182	(11)	28
Other expenses	534	847	465	(37)	15

Total non-compensation expenses	2,621	3,050	2,123	(14)	23

Total operating expenses	7,854	5,168	7,616	52	3

Pre-tax earnings	4,040	3,474	5,159	16	(22)
Provision for taxes	1,305	1,087	1,703	20	(23)

Net earnings	2,735	2,387	3,456	15	(21)

Preferred stock dividends	1,827	160	160	N.M.	N.M.

Net earnings applicable to common shareholders	$908	$2,227	$3,296	(59)	(72)

Earnings per common share
Basic (11)	$1.66	$4.10	$6.02	(60)%	(72)%
Diluted	1.56	3.79	5.59	(59)	(72)

Average common shares outstanding
Basic	540.6	541.0	546.0	—	(1)
Diluted	583.0	587.5	590.0	(1)	(1)

Selected Data
Total staff at period end (12)	35,400	35,700	33,100	(1)	7
Total staff at period end including consolidated entities held for investment purposes (13)	38,300	38,700	38,500	(1)	(1)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(UNAUDITED)
Average Daily VaR (14)
$ in millions

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Risk Categories
Interest rates	$87	$86	$109
Equity prices	49	65	88
Currency rates	24	32	35
Commodity prices	37	23	49
Diversification effect (15)	(84)	(86)	(120)

Total	$113	$120	$161

Assets Under Management (16) $ in billions

	As of			% Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
	2011	2010	2010	2010	2010
Asset Class
Alternative investments	$151	$148	$147	2%	3%
Equity	150	144	150	4	—
Fixed income	338	340	324	(1)	4

Total non-money market assets	639	632	621	1	3

Money markets	201	208	219	(3)	(8)

Total assets under management	$840	$840	$840	—	—

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Balance, beginning of period	$840	$823	$871

Net inflows / (outflows)
Alternative investments	—	(2)	1
Equity	—	(2)	(2)
Fixed income	(5)	—	7

Total non-money market net inflows / (outflows)	(5)	(4)	6

Money markets	(7)	9	(45)

Total net inflows / (outflows)	(12)	5	(39)

Net market appreciation / (depreciation)	12	12	8

Balance, end of period	$840	$840	$840

Footnotes
(1)
Annualized ROE is computed by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The impact of the $1.64 billion Series G Preferred Stock dividend was not annualized in the calculation of annualized net earnings applicable to common shareholders as this amount has no impact on other quarters in the year. The table below presents the firm’s average common shareholders’ equity:

Average for the
Three Months Ended
March 31, 2011
(unaudited,
$ in millions)
Total shareholders’ equity	$76,052
Preferred stock	(5,993)

Common shareholders’ equity	$70,059

(2)
Management believes that presenting the firm’s results excluding the impact of the $1.64 billion preferred dividend related to the redemption of the firm’s Series G Preferred Stock (calculated as the difference between the carrying value and the redemption value of the preferred stock) is meaningful because it increases the comparability of period-to-period results. The tables below present the calculation of net earnings applicable to common shareholders, diluted earnings per common share and average common shareholders’ equity excluding the impact of this dividend:

For the
Three Months Ended
March 31, 2011
(unaudited, in millions,
except per share
amounts)
Net earnings applicable to common shareholders	$908
Impact of the Series G Preferred Stock dividend	1,643

Net earnings applicable to common shareholders, excluding the impact of the Series G Preferred Stock dividend	$2,551
Divided by: average diluted common shares outstanding	583.0

Diluted earnings per common share, excluding the impact of the Series G Preferred Stock dividend	$4.38

Average for the
Three Months Ended
March 31, 2011
(unaudited,
$ in millions)
Total shareholders’ equity	$76,052
Preferred stock	(5,993)

Common shareholders’ equity	70,059
Impact of the Series G Preferred Stock dividend	411

Common shareholders’ equity, excluding the impact of the Series G Preferred Stock dividend	$70,470

(3)
The firm’s investment banking transaction backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not.

(4)
The effective income tax rate for the first quarter of 2011 was 32.3%, compared with 32.7% for 2010, which excluded the impact of the $465 million U.K. bank payroll tax and the $550 million SEC settlement, substantially all of which was non-deductible. Management believes that presenting the firm’s effective income tax rate for 2010 excluding the impact of these items is meaningful as excluding them increases the comparability of period-to-period results. Including the impact of these items, the effective income tax rate was 35.2% for 2010. The table below presents the calculation of the effective income tax rate excluding the impact of these amounts:

	For the
	Year Ended December 31, 2010
	Pre-tax	Provision	Effective income
	earnings	for taxes	tax rate
	(unaudited, $ in millions)
As reported	$12,892	$4,538	35.2%
Add back:
Impact of the U.K. bank payroll tax	465	—
Impact of the SEC settlement	550	6

As adjusted	$13,907	$4,544	32.7%

Footnotes (continued)
(5)
Tangible common shareholders’ equity equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets. Tangible book value per common share is computed by dividing tangible common shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. In addition, management believes that presenting the change in book value and tangible book value per common share excluding the impact of the $1.64 billion Series G Preferred Stock dividend provides a meaningful period-to-period comparison of these measures. The table below presents the reconciliation of total shareholders’ equity to tangible common shareholders’ equity, as well as the calculation of common shareholders’ equity and tangible common shareholders’ equity excluding the impact of the $1.64 billion Series G Preferred Stock dividend:

	As of March 31, 2011
		Add back:	Excluding the
		impact of the	impact of the
		Series G Preferred Stock	Series G Preferred Stock
	As reported	dividend	dividend
	(unaudited, $ in millions)
Total shareholders’ equity	$72,469	$1,643	$74,112
Preferred stock	(3,100)	—	(3,100)

Common shareholders’ equity	69,369	1,643	71,012
Goodwill and identifiable intangible assets	(5,238)	—	(5,238)

Tangible common shareholders’ equity	$64,131	$1,643	$65,774

(6)
The Tier 1 capital ratio equals Tier 1 capital divided by risk-weighted assets. The firm’s risk-weighted assets under Basel 1 were approximately $456 billion as of March 31, 2011. This ratio represents a preliminary estimate as of the date of this Report on Form 8-K and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2011. For a further discussion of the firm’s capital ratios, see “Equity Capital” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2010.

(7)
The Tier 1 common ratio equals Tier 1 common capital divided by risk-weighted assets. As of March 31, 2011, Tier 1 common capital was $58.3 billion, consisting of Tier 1 capital of $66.4 billion less preferred stock of $3.1 billion and junior subordinated debt issued to trusts of $5.0 billion. Management believes that the Tier 1 common ratio is meaningful because it is one of the measures that the firm and investors use to assess capital adequacy. This ratio represents a preliminary estimate as of the date of this Report on Form 8-K and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2011. For a further discussion of the firm’s capital ratios, see “Equity Capital” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2010.

(8)	This amount represents a preliminary estimate as of the date of this Report on Form 8-K and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2011.

(9)
The firm’s global core excess represents a pool of excess liquidity consisting of unencumbered, highly liquid securities and cash. These amounts represent preliminary estimates as of the date of this Report on Form 8-K and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2011. For a further discussion of the firm’s global core excess liquidity pool, see “Liquidity Risk” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2010.

(10)	Primarily includes net revenues related to the firm’s consolidated entities held for investment purposes.

(11)
Unvested share-based payment awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction to basic earnings per common share of $0.02 for each of the three months ended March 31, 2011, December 31, 2010 and March 31, 2010.

(12)	Includes employees, consultants and temporary staff.

(13)
Compensation and benefits and non-compensation expenses related to consolidated entities held for investment purposes are included in their respective line items in the consolidated statements of earnings.

(14)
VaR is the potential loss in value of the firm’s inventory positions due to adverse market movements over a one-day time horizon with a 95% confidence level. For a further discussion of VaR, see “Market Risk Management” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2010.

(15)	Equals the difference between total VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(16)	Assets under management include only those client assets where the firm earns a fee for managing assets on a discretionary basis.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.
     The following exhibit is being furnished as part of this Report on Form 8-K:
99.1	Press release of Group Inc. dated April 19, 2011 containing financial information for its first quarter ended March 31, 2011.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS GROUP, INC. (Registrant)
Date: April 19, 2011	By:	/s/ David A. Viniar
		Name:	David A. Viniar
		Title:	Chief Financial Officer